Exhibit 99.1

NEWS RELEASE

For information contact:

Vincent H. Chao

Chief Financial Officer

(407) 265-7348	FOR IMMEDIATE RELEASE August 17, 2026

NNN REIT, Inc. Announces Board Member Succession Planning

Orlando, Florida, August 17, 2026 – NNN REIT, Inc. (NYSE: NNN) (“NNN” or the “Company”), a real estate investment trust (“REIT”), today announced that Christina Chiu and Charles “Chaz” D. Mueller, Jr. will join its Board of Directors (“Board”), effective October 1, 2026. These strategic additions are part of the Company’s staged Board succession planning in preparation for Betsy D. Holden’s planned retirement from the Board on February 19, 2027.

“NNN has long benefited from a Board of Directors that brings together seasoned public company management, sophisticated backgrounds and expertise, and a proven commitment to creating long-term value for shareholders,” said Edward J. Fritsch, Chair of the Board. “Following an extensive search, we identified Christina and Chaz as highly qualified candidates to address our recent and pending Board retirements. Together, they will add fresh perspectives that further strengthen our Board and support NNN’s long-term growth strategy.”

Ms. Chiu is currently the President of Empire State Realty Trust, a publicly traded REIT focused on premier office, retail, and multifamily properties in the New York metropolitan area. Prior to her appointment as President, Ms. Chiu served as Executive Vice President and both Chief Operating Officer and Chief Financial Officer. Before joining ESRT in 2020, Ms. Chiu spent nearly 18 years at Morgan Stanley, where she most recently served as Managing Director and Chief Operating Officer of the Global Listed Real Assets Investing business, leading capital raising, investor relations, strategic planning, and real estate investment oversight. She began her career as a real estate investment banking analyst on both principal investing and strategic advisory transactions. Ms. Chiu earned a Bachelor of Science in Finance and Accounting, summa cum laude, from NYU Stern School of Business.

Mr. Mueller currently serves as a member of the Board of Trustees of Vivmark Residential, the combined company formed in 2026 through the merger of AvalonBay Communities and Equity Residential, creating the largest publicly traded multifamily apartment REIT in the United States. Prior to the merger, Mr. Mueller served on the Board of Directors of AvalonBay Communities beginning in 2022. He brings more than three decades of executive leadership experience spanning public REITs, capital markets, private real estate ownership groups, and large-scale property management operations. He has extensive experience at some of the largest and most successful residential real estate companies in the country, most recently as Chief Executive Officer of Progress Residential until his retirement in 2021. Previously, he served as President of Irvine Company Apartment Communities and before that, as President, Chief Operating Officer, and Chief Financial Officer of Archstone Communities. Mr. Mueller earned a Bachelor of Business Administration in Real Estate and Finance from The University of Texas at Austin and a Master of Business Administration from Southern Methodist University.

“On behalf of the entire Board,” Mr. Fritsch continued, “I also thank Betsy for her years of committed service. Her leadership, sound judgment, and steady voice have helped shape NNN, and we are grateful for her meaningful contributions.” “It has been a privilege to work alongside such a dedicated Board and management team,” stated Ms. Holden. “As a shareholder, I am excited to continue to watch the Company deliver on its strategic objectives with the added support and insights of industry veterans Christina and Chaz.”

“Christina and Chaz are highly respected leaders who each bring significant public REIT and board experience, valuable real estate perspectives, and a proven track record of growing successful companies,” said Steve Horn, Chief Executive Officer. “We look forward to benefiting from their insights as we continue to execute our disciplined growth strategy and create value for our shareholders.”

About NNN REIT, Inc.

NNN is a REIT that invests in high-quality properties subject generally to long-term, net leases with minimal ongoing capital expenditures. As of June 30, 2026, the Company owned 3,774 properties across all 50 states, the District of Columbia and Puerto Rico, encompassing approximately 40.4 million square feet of gross leasable area, with a weighted average remaining lease term of 10.1 years. For additional information, please visit www.nnnreit.com.